SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934


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     14a-6(e)(2)

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     240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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               computed pursuant to Exchange Act Rule 0-11:

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

[RJR NABISCO LOGO]

                                                                March 18, 1999



Dear Fellow Shareholder:

        I am very pleased to tell you that we have entered into an agreement to sell our international tobacco business to Japan Tobacco for $8 billion and that the board of directors has approved a plan to separate the food and domestic tobacco businesses through a tax-free spin-off of the domestic tobacco business to you.

        We expect to complete the sale of the international tobacco business this spring, possibly by the company's annual meeting date of May 12, 1999. By then, we already will have completed a number of critical steps in the plan to separate the businesses.

        As soon as possible after our annual meeting, we expect to spin off shares in the domestic tobacco business, R.J. Reynolds, to you. You then will have two different types of publicly traded stock: shares in Reynolds and shares in Nabisco Group Holdings, a company that will control the Nabisco food business. It will then be your personal choice to hold food, tobacco or both types of stock.

        As you know, separating the food and tobacco businesses has been a top priority for our company. Each has different challenges, strategies and means of doing business, and I have believed for some time that both businesses would achieve their full potential under different ownership structures.

        We will use the proceeds from the sale of the international tobacco business to strengthen substantially the financial position of Reynolds Tobacco before we spin it off. We also expect to close the RJR Nabisco headquarters and eliminate most of its corporate staff functions after the spin-off and achieve substantial expense savings as a result.

        Last week, we learned that the financier Carl Icahn, in what virtually has become a rite of spring for this company, will again try to gain control of the company through a proxy fight. He apparently applauds our success in getting substantial value from the international tobacco sale and our program to separate the food and tobacco businesses.

        However, he wants to try to force our company to separate the businesses in a different manner, one that we think will bog down the company in a long period of risky litigation that could jeopardize our ability ever to separate these businesses.

        In contrast, we intend under our plan to get separate shares in the food and tobacco businesses into your hands promptly after the annual meeting. I urge you not to respond to any correspondence from Mr. Icahn and to wait for the appropriate proxy materials from RJR Nabisco.

        I've enclosed a copy of the news release with details on the sale and spin-off program for your reference. The program will be well underway by May 12, 1999, when we will hold what we expect will be RJR Nabisco's final annual meeting in Winston-Salem, N.C. Winston-Salem is an appropriate setting for our last meeting: It's the home town of Reynolds Tobacco, which will return to being a public company on the New York Stock Exchange after the spin-off.

        I invite you to attend the annual meeting in person so I can report to you on our progress. If you cannot attend, please be certain to vote your shares upon receipt of the proxy materials from our company.


                                                     Sincerely,


                                                     Steven F. Goldstone


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting proxies in favor of its own nominees and in opposition to the director-nominees of High River Limited Partnership. The following individuals may be deemed to be participants in the solicitation of proxies by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; Ray J. Groves; Fred H. Langhammer; H. Eugene Lockhart; Theodore E. Martin; David B. Rickard; Rozanne
L. Ridgway; William L. Rosoff; and Huntley R. Whitacre. As of March 18, 1999, Gen. Chain is the beneficial owner of 13,333 shares of the company's common stock; Mr. Chambers is the beneficial owner of 11,362 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 11,786 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 1,160,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 11,246 shares of the company's common stock; Mr. Langhammer is the beneficial owner of 6,495 shares of the company's common stock; Mr. Lockhart is the beneficial owner of 7,623 shares of the company's common stock; Mr. Martin is the beneficial owner of 6,891 shares of the company's common stock; Mr. Rickard is the beneficial owner of 88,083 shares of the company's common stock; Amb. Ridgway is the beneficial owner of 11,333 shares of the company's common stock; Mr. Rosoff is the beneficial owner of 84,555 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 110,224 shares of the company's common stock.

[RJR NABISCO LOGO]

                                 News Release
-------------------------------------------------------------------------------

     CONTACT:  Jason Wright
               (212) 258-5770
                    or
               Carol Makovich
               (212) 258-5785



                   RJR NABISCO AGREES TO SELL INTERNATIONAL
                TOBACCO BUSINESS FOR $8 BILLION; BOARD APPROVES
                  SPIN-OFF PLAN FOR DOMESTIC TOBACCO COMPANY

NEW YORK, NEW YORK -- March 9, 1999 -- RJR Nabisco Holdings Corp. (NYSE: RN) today announced that it has entered into a definitive agreement to sell its international tobacco business for $8 billion, including the assumption of $200 million of net debt, to Japan Tobacco Inc. The company also said that its board of directors approved a plan to separate its domestic tobacco business, R.J. Reynolds Tobacco Co., from its Nabisco food business, following completion of the international tobacco sale.

        "The sale of Reynolds International accomplishes a paramount strategic objective for our company," said Steven F. Goldstone, chairman and chief executive officer of RJR Nabisco. "It enables us to realize extraordinary value from that business and paves the way for us to separate the domestic tobacco business from the rest of our organization on a sound and prudent financial basis."

                    Sale of International Tobacco Business

        Under the terms of the sales agreement, Japan Tobacco will acquire all of the business and trademarks of R.J. Reynolds International, including the international rights to Camel, Winston and Salem.

        Tokyo-based Japan Tobacco is one of the world's largest manufacturers of tobacco products and the leading tobacco company in Japan, with a market share of nearly 80 percent in that country and a growing presence overseas. The company also is establishing itself in a number of other industries, including pharmaceuticals and foods.

        "We are delighted that Japan Tobacco will be purchasing our international tobacco business," said Mr. Goldstone. "They have superb management and tremendous financial resources and they are committed to realizing the enormous potential of Reynolds International's trademarks throughout the world."

        RJR Nabisco said it will use proceeds from the sale to reduce debt and for general corporate purposes, which will enable it substantially to strengthen the financial position of Reynolds Tobacco Co. The sale is subject to satisfaction of certain regulatory conditions and receipt of certain consents from RJR Nabisco's bondholders. The company said it expects the sale to be completed within two months.

                 Separation of Food and Tobacco Businesses

        RJR Nabisco said that the separation of the businesses will be accomplished by a tax-free spin-off to shareholders of shares in the domestic tobacco business. Upon completion of the spin-off, RJR Nabisco will continue to exist as a holding company, owning 80.6 percent of Nabisco Holdings Corp. The company will be re-named Nabisco Group Holdings. The re-named Nabisco Group Holdings and Nabisco Holdings Corp. would each continue to trade as separate companies on the New York Stock Exchange.

        RJR Nabisco said that it will announce the specifics of the separation transaction, which will be subject to final board approval, following the completion of the sale of the international tobacco business.

        "We believe that the food and tobacco businesses will best be able to achieve their full potential under separate ownership structures," said Mr. Goldstone. "Each is a large, complex business with very different challenges, strategies and means of doing business. We also will achieve substantial expense savings by eliminating the RJR Nabisco headquarters and most of its corporate staff functions. In short, a spin-off transaction is in the long-term interest of each business as well as current and future shareholders."

                                                 R.J. Reynolds Tobacco Co.


         As an independent company, Reynolds Tobacco will have four of the country's leading cigarette brands -- Camel, Winston, Salem and Doral -- and will be the second-largest tobacco company in the United States. Reynolds Tobacco had total revenue of $5.6 billion in 1998. The company will be based in Winston- Salem, N.C. and its shares will be publicly traded on the New York Stock Exchange.

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